Service Agreement

This Service Agreement (the "Agreement") is made between BEEC Inc, individually or collectively as the "Party A" and Guojiang Cultural Industry US, Inc, as the "Party B", together referred to as the "Parties."

The Parties agree that the Party B shall lease from the Party A a portion of the Party A's interest in the premises located at 4125 Blackhawk Plaza Circle Suite 166, Danville, California (the "Premises") on the following terms and Party A shall provide all-inclusive office space and services for the Client for the term of one year.

1. Lease Term. The term of the lease will be for one year, beginning on December 15th 2018 and ending on December 31th, 2019.

2. Rent. Party B will pay a total monthly rent of $800. Rent will be charged from January 1st though the lease term is from December 15th. Rent will be payable every three months on the first day of each quarter directly to the Party A.

3. Right to Renewal. Party B reserves first right to renew the agreement. The agreement will be renewed automatically upon expiration unless the parties sign another written agreement to terminate the lease.

4. Termination Notice. Party B's tenancy will terminate on the date specified in Section 1 above, and will be renewed in Section 3 above. Party A also reserves right to evict Subtenant by giving maximum possible notice, with a required minimum of 2 months. Party B is not responsible for finding a replacement upon the termination of his/her tenancy.

5. Meeting Notifications and Conflicts. Both Party A and Party B will maintain meeting schedules on calendar provided in kitchen, providing reasonable notice of upcoming meetings and conference room usage.

6. Subleasing and Assignment. Party B may not lease, sublease, or assign the Premises without the prior written consent of the Party A.

7. Private Phone Line Charges. The Party B agrees to pay $165, including setting up the phone line and the services from January 1st to March 31th. $35

per month in 3-month intervals after this and will be payable on the first day of each quarter directly to the Party A.

8. Door Sign and Directory Charges. The Party B agrees to pay $425 directly to the Party A for door sign and directory when the Agreement signed by both Party A and Party B.

9. Bookkeeping Charges. The term of the bookkeeping will be for one year, beginning on December 15th 2018 and ending on December 31th, 2019. The service fee will be charged from January 1st though the service term is from December 15th. Party B will pay a total $2050 a year. The fee will be payable half a year directly to the Party A.

10. Complete and Binding Agreement. This Agreement will not be enforceable until signed by both Party A and Party B. Any modification to this Agreement must be in writing, signed by both Party A and Party B.

11. Applicable Law and Dispute Resolution. The Agreement is written according to, and governed by the laws of the State of California. The performance and dispute resolution shall be governed by and construed in accordance with the laws of the State of California. With regard to disputes arising out of the performance of the Agreement, the Parties shall resolve the disputes through consultations.

We, the Undersigned, agree to the above stated terms.

Party A: BEEC Inc	Party B: Guojiang Cultural Industry US, Inc
Ming Zhou	*Sanjun Kuang*
Signature	Signature
Print Name: Ming Zhou	Print Name: Sanjun Kuang
Date: 2/10/2019	Date: